Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Banzai International, Inc.’s on Form S-8 of our report dated August 29, 2023 except for Note 16 as to which the date is October 18, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Banzai International, Inc. as of and for the years ended December 31, 2022 and 2021 appearing in the Registration Statement S-1/A No. 1 of Banzai International, Inc. filed with the Securities and Exchange Commission on February 5, 2024.

/s/ Marcum LLP

Marcum LLP

Marlton, NJ

March 22, 2024